Exhibit 4.14

ENGLISH SUMMARY OF THE MANAGEMENT AGREEMENT
(ORIGINAL LANGUAGE – HEBREW)

BY AND BETWEEN

POINTER (EDEN TELECOM GROUP) LTD.

AND

NEXUS TELOCATION SYSTEMS LTD.

Dated November 16, 2004
(the “Agreement”)

Description: Services: Effective Date: Term: Consideration (annual): Termination Provisions:	Management Agreement pursuant to which Nexus
Telocation Systems Ltd. ("Nexus") shall provide
certain management services to Pointer (Eden
Telecom Group) Ltd. ("Pointer").

The services to be provided by Nexus include:
assisting Pointer in raising capital,
participating in management meetings, consulting
Pointer with respect to its long term and short
term business plan, advancing and developing
Pointer's business and assisting Pointer in its
negotiations with potential investors.

Upon the consummation of the transaction pursuant
to which Pointer shall purchase certain
activities and assets of Shagrir Towing Services
Ltd. and its subsidiary, Shagrir (1985) Ltd.,
that is, February 28, 2005.

February 28, 2005 - February 28, 2007.

NIS 1 million.

Unspecified.